UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 21, 2013

SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10382	20-5715943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3845 Corporate Centre Drive
O’Fallon, Missouri	63368
(Address of principal executive offices)	(Zip Code)

(636) 939-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2013, Dr. Jerry L. Malis, Executive Vice President and Chief Scientific Officer of Synergetics USA, Inc. (the “Company”), declared to the Company his intention to retire, effective December 31, 2013.  Dr. Malis retired in connection with the Company’s decision to close its King of Prussia, Pennsylvania facility.
In connection with his retirement, the Company and Dr. Malis entered into a letter agreement (the “Agreement”) on December 21, 2013, setting forth the terms of Dr. Malis’s retirement compensation.  The terms of the Agreement provide that Dr. Malis shall receive an amount equal to $283,832.04 payable in installments throughout 2014 and $32,749.85 for accrued vacation time. In addition, all of Dr. Malis’ unvested restricted stock and stock options granted pursuant to the Company’s Second Amended and Restated 2001 Stock and Performance Incentive Plan (the “Plan”) vested on January 1, 2014 and remain subject to the terms of the Plan, provided, however, that all vested stock options held by Dr. Malis at any time during 2014 shall be exercisable until January 15, 2015.  The Company shall pay Dr. Malis’ health insurance premiums during the remainder of 2014.
For the 12 months following the date of the Agreement, Dr. Malis has agreed to provide limited consulting services to the Company without additional compensation, subject to reimbursement of reasonable expenses incurred in connection with these services.  Dr. Malis is also bound by non-compete and non-solicitation provisions for a period of two years following the effective date of his retirement.
The Company does not intend to search for a new Chief Scientific Officer and has delegated Dr. Malis’ former responsibilities among the Company’s remaining executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 14, 2014

SYNERGETICS USA, INC. (Registrant)

By:	/s/ Pamela G. Boone
Name:	Pamela G. Boone
Title:	EVP and Chief Financial Officer